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                     March 28, 2023

       Joseph D. Gangemi
       Chief Financial Officer
       Malvern Bancorp, Inc.
       42 East Lancaster Avenue
       Paoli, PA 19301

                                                        Re: Malvern Bancorp,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 9, 2023
                                                            File No. 000-54835

       Dear Joseph D. Gangemi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              Paul Aguggia, Esq.